                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        SITEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                               SITEL CORPORATION
                      111 SOUTH CALVERT STREET, SUITE 1900
                           BALTIMORE, MARYLAND 21202

                                 March 31, 2000

Dear Stockholder:

    It is our pleasure to invite you to your Company's Annual Meeting of Stockholders in Baltimore on May 5, 2000. In the following pages you will find information about the meeting and a Proxy Statement.

    If you cannot be with us in person, please be sure to vote your shares by proxy. To vote by proxy, please mark, sign and date the enclosed proxy card and return it in the enclosed return envelope, or vote via the Internet or by telephone. Your prompt return of the proxy card or your prompt vote via the Internet or by telephone will help the Company avoid additional solicitation costs. In person or by proxy, your vote is important.

                                          Sincerely yours,

                                          [SIGNATURE]

                                          James F. Lynch
                                          CHAIRMAN OF THE BOARD

                               SITEL CORPORATION
                      111 SOUTH CALVERT STREET, SUITE 1900
                           BALTIMORE, MARYLAND 21202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FRIDAY, MAY 5, 2000

                            ------------------------

To the Stockholders of
SITEL Corporation

    The annual meeting of stockholders of SITEL Corporation will be held on Friday, May 5, 2000, at 10:30 a.m. Eastern Daylight Savings Time, at the Hyatt Regency Baltimore, 300 Light Street, Baltimore, Maryland, for the following purposes:

    1.  To elect two directors for a three-year term.

    2. To ratify the selection of KPMG LLP as the Company's independent auditors for 2000.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors of the Company has fixed the close of business on March 9, 2000, as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting.

                                          W. Gar Richlin
                                          CORPORATE SECRETARY

March 31, 2000

  PLEASE MARK, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR USE, OR VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

                                     [LOGO]

                               SITEL CORPORATION
                      111 SOUTH CALVERT STREET, SUITE 1900
                           BALTIMORE, MARYLAND 21202

                            ------------------------

                                PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 5, 2000

    This Proxy Statement is furnished by SITEL Corporation, a Minnesota corporation ("SITEL" or the "Company") to holders of shares of its Common Stock, par value $.001 per share ("Common Stock"). The Board of Directors of the Company is soliciting proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 5, 2000 at the Hyatt Regency Baltimore, 300 Light Street, Baltimore, Maryland, commencing at 10:30 a.m., Eastern Daylight Savings Time, and at any adjournments or postponements of the meeting (the "meeting"). Holders of record of the Common Stock at the close of business on March 9, 2000 are entitled to vote at the meeting.

                                    PROXIES

    The Company will bear all costs of this solicitation. Stockholders' proxies will be received and counted by or under the direction of the Company's Secretary.

    If the accompanying Proxy is properly signed and returned to the Company or if the Proxy is voted via the Internet or by telephone, and such Proxy is not revoked, the shares covered by the Proxy will be voted in accordance with the instructions contained therein (except where, as described below, an irrevocable proxy is already on file with the Secretary of the Company for the same shares). Unless contrary instructions are given, the persons designated as proxies in the accompanying Proxy will vote for approval of the Resolutions set forth in this Proxy Statement at the meeting. The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Company prior to the meeting. If a stockholder who has given a Proxy is present at the meeting and wishes to vote in person, the stockholder may withdraw the Proxy at that time. Any irrevocable proxy on file with the Secretary of the Company which has been given by a stockholder whose stock is subject to a Voting Agreement in favor of James F. Lynch will control as to voting on matters covered by such irrevocable proxy and be used in place of any Proxy in the accompanying form which is returned for the same shares.

    This Proxy Statement and the accompanying Proxy are first being sent to the holders of Common Stock on or about March 31, 2000.

                             VOTING AT THE MEETING

    At the close of business on March 9, 2000, the Company had outstanding 69,663,316 shares of Common Stock. Each such share of Common Stock is entitled to one vote upon each matter to be voted upon at the meeting.

    A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. Shares represented by proxies that are marked "abstain" as to a matter will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be counted as shares present for purposes of determining the presence of a quorum, but will not be considered as shares entitled to vote at the meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

    The two nominees receiving the highest vote totals will be elected as directors at the meeting. Thus, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                             COMMON STOCK OWNED BY
       CERTAIN BENEFICIAL OWNERS AND BY EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information as of March 9, 2000 with respect to the beneficial ownership of the Common Stock (i) by each person or group who, to the knowledge of the Company, was the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Common Stock, (ii) by each of the Company's executive officers and directors, and (iii) by all executive officers and directors of the Company as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

                                                          AMOUNT AND
                                                           NATURE OF
                 NAME AND ADDRESS OF                      BENEFICIAL          PERCENT
                BENEFICIAL OWNER (1)                       OWNERSHIP          OF CLASS
                --------------------                   -----------------      --------
James F. Lynch (2)(3)(4).............................     12,019,129           18.03%
Ida Eggens Kruithof (5)..............................      6,592,848            9.46%
State of Wisconsin Investment Board (6)..............      4,523,900            6.49%
Dimensional Fund Advisors, Inc. (6)..................      3,921,900            5.63%
Matthew H. Gates (4)(7)..............................      3,862,398            5.45%
Timothy P. Keyser (4)(7).............................        446,599            *
Antoon Vanparys (4)..................................        347,184            *
Phillip A. Clough (4)................................        176,634            *
George J. Kubat (4)(8)...............................         91,900            *
W. Gar Richlin (4)...................................         83,700            *
Kelvin C. Berens (4)(9)..............................         62,000            *
Bill L. Fairfield (4)................................         39,400            *
All executive officers and directors as a group (8
  persons)...........................................     13,266,546           19.68%

------------------------

*   Less than 1%

(1) The address of Ida Eggens Kruithof is Villa del Sole A No. 1, 8, Avenue Saint Roman, MC 98000 Monaco. The address of the State of Wisconsin Investment Board, an institutional holder, is P.O. Box 7842, Madison, Wisconsin 53707. The address of Dimensional Fund Advisors, Inc., an institutional holder, is 1299 Ocean Avenue, 11(th) Floor, Santa Monica, California 90401. The address of Matthew H. Gates, a former executive officer, is 87 Oak Tree Road, Bluffton, South Carolina 29910.

(2) Includes 5,195,429 shares owned by other stockholders over which Mr. Lynch exercises voting control pursuant to a Voting Agreement. The Voting Agreement grants Mr. Lynch the right to vote all shares of Common Stock held by the stockholders signatory to the Voting Agreement in the manner directed by Mr. Lynch. Mr. Lynch acquires voting control over additional shares which are issued pursuant to the Company's 1995 stock option plans until such shares are sold by the holders thereof into the public market.

(3) Includes 280,750 shares held by two 501(c)(3) organizations established by Mr. Lynch. Mr. Lynch has shared voting and/or investment power with respect to these 280,750 shares but disclaims beneficial ownership thereof.

(4) Includes the following shares which may be acquired under stock options which are exercisable currently or within 60 days: Mr. Gates--1,200,000; Mr. Keyser--446,599; Mr. Vanparys--23,000; Mr. Clough--126,634;
    Mr. Kubat--39,400; Mr. Richlin--40,000; Mr. Berens--39,400; and
    Mr. Fairfield--39,400. Upon exercise, voting control over these shares issued pursuant to the Company's 1995 stock option plans (excludes options for 6,000 of the foregoing shares) will be held by Mr. Lynch pursuant to a voting agreement. This table does not include shares which may be acquired under options that are not exercisable currently and which would become exercisable within 60 days only if the average closing price of the Common Stock is $9.00 or more per share for a specified period during such 60 days.

(5) Based on a Schedule 13G filing for June 9, 1999.

(6) Based on a Schedule 13G filing for the year ended December 31, 1999.

(7) Except for shares which have been acquired by these persons in the public market (representing in the aggregate less than 1% of the outstanding shares), voting control over these shares is held by Mr. Lynch pursuant to a voting agreement.

(8) Includes 20,000 shares owned by a partnership for members of Mr. Kubat's immediate family. Mr. Kubat shares investment power but disclaims beneficial ownership. Also includes 3,000 shares held by Mr. Kubat's spouse. Mr. Kubat disclaims beneficial ownership of these shares.

(9) Includes 100 shares owned by Mr. Berens' spouse. Mr. Berens disclaims beneficial ownership of these shares.

                        BOARD OF DIRECTORS AND ELECTION

    The Company's Board of Directors consists of up to seven members, divided into three classes whose terms expire in consecutive years. All three classes of directors serve for three-year terms. The Board of Directors currently is comprised of five directors. One previously created directorship has not yet been filled and Henk P. Kruithof's death in June 1999 resulted in a second vacancy on the Board. The Board expects to fill one or both of these available directorships at a later date by appointing one or two non-employee independent directors.

    The terms of the following directors (Class II) expire at this meeting:
Kelvin C. Berens and George J. Kubat. The Board of Directors' nominees to positions on the Board expiring at the annual stockholders meeting in 2003 are:
Kelvin C. Berens and George J. Kubat.

    The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 2000 annual stockholders meeting are listed first.

    KELVIN C. BERENS -- Nominee -- Omaha, Nebraska.

    Mr. Berens has been a director of the Company since July 1995 and previously served as a director from shortly after the Company's inception until April 1995. Since 1985, Mr. Berens has been the Managing Partner of
    Berens & Tate, P.C., a labor and employment law firm based in Omaha.
    Berens & Tate, P.C. provides legal services to the Company in the areas of labor and employment law. He is 48 years of age.

    GEORGE J. KUBAT -- Nominee -- Omaha, Nebraska.

    Mr. Kubat has been a director since July 1995. Since 1992, Mr. Kubat has been the Chief Executive Officer and President of Phillips Manufacturing Co., a metal fabricating company based in Omaha. He is 54 years of age.

    The following directors serve for terms that expire after 2000:

    JAMES F. LYNCH -- Omaha, Nebraska.

    Mr. Lynch founded SITEL in 1985 and has served as Chairman and a director since its inception. From SITEL's inception to January 1997, Mr. Lynch served as Chief Executive Officer. His current term expires at the 2001 annual stockholders meeting. He is 50 years of age.

    PHILLIP A. CLOUGH -- Baltimore, Maryland.

    Mr. Clough has served as Chief Executive Officer since May 1998 and as President since January 1997. Prior to joining SITEL, he was an investment banker with Alex. Brown & Sons Incorporated, most recently as a Principal. His current term expires at the 2001 annual stockholders meeting. He is 38 years of age.

    BILL L. FAIRFIELD -- Omaha, Nebraska.

    Mr. Fairfield has been a director since July 1995. Since January 2000,
    Mr. Fairfield has been the Chairman of DreamField Partners, Inc., a management services firm based in Omaha. Mr. Fairfield was the Chief Executive Officer and President of Inacom Corp., a marketer and distributor of information technology products and services, from its inception in 1982 to October 1999 and the Chairman of Inacom Corp. from September 1999 through January 2000. Mr. Fairfield is currently a director of The Buckle, Inc. His current term expires at the 2002 annual stockholders meeting. He is 53 years of age.

    Proxies received by the Board of Directors will be voted "FOR" the election of the above nominees unless stockholders direct that their vote be withheld from one or more of such nominees. If any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority to vote the proxies for a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named above.

                      DIRECTORS' MEETINGS AND COMPENSATION

BOARD AND COMMITTEE MEETINGS

    The Board of Directors meets on a regularly scheduled basis. During 1999, the Board met on eleven occasions. Each director attended at least 75% of the aggregate number of meetings of the Board and the Committees on which he served. The Board and Compensation Committee also acted by unanimous written consent between regularly scheduled and special meetings.

    The Board of Directors has an Audit Committee and a Compensation Committee, all members of which are independent directors. The Audit Committee recommends the annual engagement of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. Members of the Audit Committee, which met three times during 1999, are George J. Kubat (Chairman), Kelvin C. Berens, and Bill L. Fairfield.

    The Compensation Committee determines executive officers' salaries and bonuses and administers the Company's stock option plans, except for the Amended and Restated SITEL Corporation 1995 Non-Employee Directors Stock Option Plan which is administered by employee directors ineligible to participate in such plan. Members of the Compensation Committee, which met eight times during 1999 and acted by unanimous written consent at other times, are Bill L. Fairfield (Chairman) and George J. Kubat.

    The Company does not have a standing Nominating Committee.

DIRECTOR COMPENSATION

    For their service on the Board during 1999, non-employee directors were paid $3,000 per quarterly meeting and $500 per special meeting of the Board of Directors or committee attended. Directors also are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings.

    Upon election or re-election to a three-year term on the Board of Directors, each non-employee director receives options to purchase 18,000 shares of Common Stock, exercisable at the fair market value of the Common Stock as of the date of grant. The number of options is prorated upon appointment or election to a term less than three years. These options are granted under the SITEL Corporation 1999 Stock Incentive Plan, become exercisable in three equal annual installments commencing one year after grant, and expire 10 years after issuance. The Incentive Plan also permits discretionary grants of additional options to the non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
  TRANSACTIONS

    The Compensation Committee is composed of Bill L. Fairfield (Chairman) and George J. Kubat, both non-employee directors.

    Kelvin C. Berens is the Managing Partner and owner of more than 10% of the voting stock in the Berens & Tate, P.C. law firm. The Company engaged Berens & Tate to provide legal services in the areas of labor and employment law during 1999 and expects to continue to engage the firm for such services.

    James F. Lynch is indebted to the Company for certain advances for personal expenses, of which the maximum amount outstanding during 1999 and the total balance as of December 31, 1999 was $309,637, including accrued interest. The advances accrue interest at 9% per annum.

    In connection with the assignment of Antoon Vanparys from Brussels, Belgium to Baltimore, Maryland in November 1999, the Company extended a loan for the purchase of his Baltimore, Maryland residence. The maximum amount outstanding under this loan during 1999 was $445,604 and the total balance as of December 31, 1999 was $100,623, including accrued interest. The loan accrues interest at 5.42% per annum.

ANNUAL COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth information regarding annual and long-term compensation for the chief executive officer and the other four most highly compensated executive officers of the Company in office as of December 31, 1999 (collectively, the "Named Executive Officers").

                                        ANNUAL COMPENSATION                         LONG-TERM COMPENSATION AWARDS
                                        --------------------                      ---------------------------------
                                                                                  STOCK OPTIONS
                                                                 OTHER ANNUAL       (NUMBER OF        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY    BONUS (1)   COMPENSATION (2)   SHARES) (3)(4)   COMPENSATION (5)
---------------------------  --------   --------   ---------   ----------------   --------------   ----------------
James F. Lynch...........      1999     $342,308        --              --                 --           $121,165
Chairman                       1998      259,616        --              --             38,350            109,668
                               1997      250,000        --              --                 --            136,147

Phillip A. Clough........      1999      300,000        --              --            275,000                 --
Chief Executive Officer        1998      309,039        --              --            600,000                 --
                               1997      221,154        --              --            400,000                 --

W. Gar Richlin...........      1999      250,000        --              --            200,000                 --
Chief Operating Officer        1998      168,269        --              --            600,000                 --
Chief Financial Officer

Antoon Vanparys (6)......      1999      244,230        --         216,133            250,000                 --
Executive Vice President       1998      253,607    50,943              --            100,000                 --
                               1997      195,423    33,091              --                 --                 --

Timothy P. Keyser........      1999      195,000        --              --                 --                 --
Executive Vice President       1998      150,000        --              --            100,000                 --
                               1997       97,616    40,000              --                 --                 --

------------------------

(1) Represents bonus payments made to the Named Executive Officer for such year.

(2) Represents expenses paid by the Company in connection with Mr. Vanparys's relocation from Belgium to Baltimore, including $193,411 (grossed up to include income taxes) for costs incurred to wind up Mr. Vanparys' consultancy firm in Belgium, $12,722 for moving expenses, and $10,000 for a housing allowance.

(3) All of the options granted in 1997-1999 were for shares of Common Stock pursuant to the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan (the "Employee Plan"), except options for 200,000 shares granted to Mr. Vanparys pursuant to the SITEL Corporation 1999 Stock Incentive Plan (the "Incentive Plan").

(4) Certain of the 1998 option awards represent previously granted options that were repriced in October 1998, as follows: Mr. Lynch--38,350;
    Mr. Clough--400,000; Mr. Richlin--300,000; Mr. Vanparys--35,000; and
    Mr. Keyser--33,153. These previously granted options have effectively been cancelled and replaced by the repriced options, and accordingly these previously granted options would be subtracted from the 1998 option awards shown in the above table to arrive at the number of 1998 options currently held by these executives. The previously granted options were granted in years prior to 1998 for each of these executives other than Mr. Richlin, whose previously granted options were granted in March 1998.

(5) Represents interest accrued in 1999, 1998, and 1997, respectively, on amounts accumulated by Mr. Lynch under the Company's Executive Wealth Accumulation Plan as follows: $50,256, $38,759, and $65,239; and split-dollar life insurance interest-free loans in 1999, 1998, and 1997, respectively, for Mr. Lynch of $70,909, $70,909, and $70,908.

(6) Until November 1999, Mr. Vanparys provided services to the Company through a separate consultancy firm which he controlled.

EMPLOYMENT AGREEMENTS

    JAMES F. LYNCH. Mr. Lynch's employment agreement was amended and restated in December 1999. The agreement has a rolling three-year term through no later than May 2003. Mr. Lynch is entitled to an annual base salary established by the Compensation Committee but not less than $250,000 (with annual adjustments for increases in the consumer price index). Mr. Lynch is entitled to a bonus calculated pursuant to criteria agreed upon each year by Mr. Lynch and the Compensation Committee. The agreement entitles Mr. Lynch to annual stock options covering a minimum of 5% of the aggregate number of shares for which options were granted during the year to other employees and non-employee directors;
Mr. Lynch waived the right to receive such options in 1997-1999. Such options can be exercised for ninety days following termination of Mr. Lynch's employment for any reason other than death, in which case these options can be exercised by Mr. Lynch's legal representative for one year after Mr. Lynch's death to the extent they were exercisable on the date of his death. If Mr. Lynch's employment terminates because of death or disability, he or his estate is entitled to a severance payment equal to 18 months of base salary and 1.5 times his average bonus for the prior three years, which payment shall not be less than $1,120,000 or more than $1,300,000. If Mr. Lynch is terminated constructively, involuntarily or without cause, he is entitled to a severance payment equal to his base salary and his average bonus for the prior three years multiplied by the number of years then remaining in the term of the agreement, which payment shall not be less than $1,120,000 or more than $1,300,000. If Mr. Lynch's employment is terminated for cause or by voluntary resignation, he is entitled to his base salary, bonus and other compensation and benefits up to the date of termination. Mr. Lynch may terminate the agreement by providing 30 days' written notice of his resignation. If Mr. Lynch's employment is terminated prior to the expiration of the agreement for any reason other than his voluntary resignation, he is entitled to certain registration rights with respect to his shares of Common Stock. Unless Mr. Lynch's employment is terminated by the Company without cause, he has agreed not to compete against the Company for 18 months after termination of his employment.

    PHILLIP A. CLOUGH AND W. GAR RICHLIN. The Company and Messrs. Clough and Richlin entered into employment agreements effective January 1, 2000. The agreements have a two year term through December 31, 2002. Messrs. Clough and Richlin are entitled to annual base salaries of $500,000 and $400,000, respectively, and to participate in the Company's bonus program for senior executives on the terms established by the Compensation Committee for each year. If either executive's employment terminates because of death or disability, he is entitled to his base salary, bonus and other compensation and benefits up to the date of termination. If either executive's employment is terminated by the executive because of an adverse change in his base salary, responsibility level, or relocation of primary office, or by the Company without cause, he is entitled to continued payments of base salary (at the annual rate specified above) for twelve months. If either executive's employment is terminated for cause or by voluntary resignation, he is entitled to his base salary and benefits up to the date of termination. Messrs. Clough and Richlin may terminate their respective employment agreements by providing 30 days' written notice of resignation. Messrs. Clough and Richlin have agreed not to compete against the Company for 18 months after termination of employment.

    ANTOON VANPARYS. Mr. Vanparys' employment agreement was entered into in connection with his assignment to Baltimore, Maryland in November 1999. The agreement has a term of two and one half years through April 30, 2002.
Mr. Vanparys is entitled to an annual base salary of $250,000 and to participate in the Company's bonus program for senior executives on the terms established by the Compensation Committee for each year. The Company agreed to pay costs associated with Mr. Vanparys' relocation from Belgium, including travel and moving expenses, a monthly housing allowance, costs to wind up Mr. Vanparys' consultancy firm, entry and work visas, relocation firm assistance, expatriate tax assistance, and a dislocation allowance, and agreed to extend Mr. Vanparys a loan to assist in purchasing a Baltimore home. The Company and Mr. Vanparys each may terminate the agreement upon 30 days notice. Upon the termination of Mr. Vanparys' assignment to the U.S., other than for cause or voluntary resignation, the Company has committed to continued employment with the Belgium subsidiary for six months and to endeavor to repatriate Mr. Vanparys to a commensurate assignment and pay certain costs associated with Mr. Vanparys' relocation to Belgium; if a commensurate assignment is not available, the Company is to continue to pay
Mr. Vanparys his base salary for 12 months following the termination of his employment. If the agreement is terminated for cause or by voluntary resignation, the Company is not responsible for expenses to repatriate
Mr. Vanparys to Belgium. Mr. Vanparys has the right to elect to transfer title to his Baltimore, Maryland home to the Company in satisfaction of the loan extended by the Company for the purchase of the home upon termination of the agreement other than for cause or voluntary resignation and the Company has a similar right to elect to have Mr. Vanparys transfer the Baltimore, Maryland home to the Company in satisfaction of such loan upon any termination of the agreement.

BENEFIT PLANS

    STOCK OPTION PLAN FOR REPLACEMENT OF EXISTING OPTIONS ("REPLACEMENT PLAN") and STOCK OPTION PLAN ("EEB REPLACEMENT PLAN"). Under the Replacement Plan, options for 4,541,780 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 3,110,000 options outstanding at February 28, 1995. Under the EEB Replacement Plan, options for 7,381,720 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 12,655,000 units outstanding at February 28, 1995 under the Company's employee equity benefit plan ("EEB Plan"). With respect to both of these plans, the options are exercisable in five equal annual installments from January 1996 to May 2000 (or May 2001 in certain cases) and were vested as of the date of the grant. The Company recorded these options at the estimated fair value at date of grant ($2.91), with a corresponding charge to special compensation expense totaling $34.6 million. No further options may be granted under these two plans.

    1995 EMPLOYEE STOCK OPTION PLAN ("EMPLOYEE PLAN"). The Employee Plan provided for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, restricted shares, and performance shares or units) for the issuance of up to an aggregate of 9,800,000 shares of Common Stock to employees and independent consultants of the Company and its subsidiaries. Vesting terms varied with each grant, and option terms could not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors, could not be less than the fair market value at date of grant for incentive stock options or less than par value for nonqualified stock options. The Employee Plan was replaced by the 1999 Stock Incentive Plan. No further options may be granted under the Employee Plan.

    1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN ("DIRECTORS PLAN"). The Directors Plan provided for automatic, formula grants of nonqualified options to each non-employee director of the Company. Each non-employee director was granted options to purchase 18,000 shares of Common Stock upon election or re-election to a three-year term on the Board of Directors. Options vested and became exercisable in three equal annual installments commencing one year after grant. The Board of Directors had the authority to grant additional options in their discretion. Vesting and exercise terms could vary with each discretionary grant. The option prices under all grants, whether formula or discretionary, could not be less than the fair market value of the Common Stock on the date of grant. The Employee Plan was replaced by the 1999 Stock Incentive Plan. No further options may be granted under the Directors Plan.

    1999 STOCK INCENTIVE PLAN ("INCENTIVE PLAN"). The Incentive Plan provides for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, performance units, restricted shares, stock bonuses, and other stock-based awards) for the issuance of up to an aggregate of 7,000,000 shares of Common Stock to employees and independent consultants of the Company and its subsidiaries and non-employee directors of the Company. Option terms may not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors in the case of employees and independent consultants, and the Board of Directors in the case of non-employee directors, may not be less than the fair market value at the date of grant for incentive stock options or less than par value for nonqualified stock options. At December 31, 1999, there were approximately 6.2 million shares available for issuance pursuant to future grants under the Incentive Plan.

    The Company's option plans are administered by the Compensation Committee of the Board of Directors, except the Directors Plan which is administered by the Board members who are not eligible to participate in that plan. All of the option plans, with the exception of the Incentive Plan, require optionees to enter into a ten-year Voting Agreement in favor of James F. Lynch at the time of exercise of the options and to comply with a right of first refusal granted to the Company under the plans in connection with transfer of shares acquired upon exercise. Under the Voting Agreement, each optionee (and his successors in interest) agrees to vote all of the shares of Common Stock acquired upon his exercise of options in the manner directed by Mr. Lynch. Mr. Lynch is required to release shares covered by the Voting Agreement if a stockholder intends to sell such shares in the public market, completes the sale within 90 days of the release and, in the case of employees of the company, the stockholder is not competing against the Company. The right of first refusal requires optionees, before publicly or privately selling any shares underlying options, to provide the Company with written notice of the sale and the right to elect to purchase such shares within ten days at the market price or the privately negotiated sales price, as the case may be. This right of first refusal terminates as to shares sold into the public market.

    EXECUTIVE WEALTH ACCUMULATION PLAN ("Wealth Accumulation Plan"). The Wealth Accumulation Plan is administered by the Compensation Committee and permits executive employees selected by the Compensation Committee to elect voluntary salary reductions of up to 25% of base salary and 100% of incentive compensation. The Company may voluntarily match a portion of the compensation deferred by participants. Amounts deferred by participants are fully vested immediately and amounts contributed by the Company are subject to a vesting schedule beginning after five years of service with the Company until the earlier of 15 years of service with the Company or death, disability or retirement after age 65 (subject to accelerated vesting in the event of a change of control of the Company). Participants' accounts earn interest at a rate equal to the average of the composite yield on Moody's Seasoned Corporate Bond Yield Index as published by Moody's Investor's Services. Participants may also receive early distribution of their entire vested account in one lump sum payment after having participated in the plan for five years. The Company's obligations under the Wealth Accumulation Plan are unfunded and unsecured.

OPTION GRANTS AND HOLDINGS

    1999 OPTION GRANTS. The following table summarizes the options which were granted during the year ended December 31, 1999 to the Named Executive Officers. No stock appreciation rights were granted during 1999.

                             OPTION GRANTS IN 1999

                                                                                                            POTENTIAL
                                                                                                       REALIZABLE VALUE AT
                                                     INDIVIDUAL GRANTS                                    ASSUMED ANNUAL
                                          ----------------------------------------                     RATES OF STOCK PRICE
                       NUMBER OF SHARES     % OF TOTAL OPTIONS                                             APPRECIATION
                          UNDERLYING      GRANTED TO EMPLOYEES IN                                       FOR OPTION TERM(3)
                           OPTIONS                FISCAL            EXERCISE PRICE                     --------------------
NAME                       GRANTED                 YEAR               ($/SHARE)      EXPIRATION DATE    5% ($)     10% ($)
----                   ----------------   -----------------------   --------------   ---------------   --------   ---------
James F. Lynch.......         None                     --                    --                --           --           --
Phillip A. Clough....      275,000(1)               15.11               4.78125         1-18-2009      826,898    2,095,521
W. Gar Richlin.......      200,000(1)               10.99               4.78125         1-18-2009      601,380    1,524,016
Antoon Vanparys......       50,000(1)                2.75               4.78125         1-18-2009      150,345      381,003
                           200,000(2)               10.99               4.00000         8-31-2009      503,116    1,274,994
Timothy P. Keyser....         None                     --                    --                --           --           --

------------------------

(1) These options were granted under the Employee Plan. Mr. Clough's options included 146,405 incentive stock options and 128,595 non-qualified options. Mr. Richlin's options included 104,575 incentive stock options and 95,425 non-qualified options. Incentive stock options qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Internal Revenue Code of 1986, as amended. These options were granted in recognition of the executive's contributions to the Company during 1998. Except for Mr. Clough's incentive stock options, which become exercisable in seven annual installments beginning January 18, 2000, these options become exercisable in five annual installments beginning January 18, 2000. These options are subject to earlier exercise or termination and the other terms and provisions of the applicable option agreement and the Employee Plan.

(2) These options represent nonqualified options under the Incentive Plan. These options were granted in respect of the executive's promotion and relocation to Baltimore, Maryland during 1999. These options become exercisable in five annual installments on each of August 31, 2000, 2001, 2002, 2003 and 2004. These options are subject to earlier termination and the other terms and provisions of the option agreement and the Incentive Plan.

(3) Potential realizable value is based on the assumption that the Common Stock price (using the average of the high and low sales prices of the Common Stock on the New York Stock Exchange as of the date of grant, which is the basis for the exercise price shown) appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, that a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date that the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value, if any, realized will be at or near the potential realizable value as calculated in this table.

    1999 OPTION EXERCISES AND HOLDINGS. The following table summarizes information for the Named Executive Officers regarding aggregate option exercises in the year ended December 31, 1999 and the year-end value of unexercised options to purchase the Company's Common Stock. No stock appreciation rights were exercised during 1999 or were outstanding at December 31, 1999.

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                             YEAR-END OPTION VALUES

                                                           NUMBER OF SHARES             VALUE OF UNEXERCISED
                       SHARES ACQUIRED                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                         ON EXERCISE      VALUE         OPTIONS AT 12-31-99 (1)             12-31-99 (2)
NAME                         (#)         REALIZED      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                   ---------------   --------   -------------------------------   -------------------------
James F. Lynch.......         --           $ --                   0 / 38,350            $         0 / 134,225
Phillip A. Clough....         --             --             40,000 / 835,000                    0 / 2,010,156
W. Gar Richlin.......         --             --                  0 / 500,000                    0 / 1,493,750
Antoon Vanparys......         --             --             13,000 / 337,000               59,719 / 1,072,313
Timothy Keyser.......         --             --            319,233 / 213,997            2,201,697 / 1,252,944

------------------------

(1) All of the options relate to shares of Common Stock. Except for options for 433,230 shares granted to Mr. Keyser under the SITEL Corporation Stock Option Plan (for Replacement of EEBs) and options for 200,000 shares granted to Mr. Vanparys under the Incentive Plan, all of the options were granted under the Employee Plan. The number and value of "Unexercisable" stock options includes the number and the year-end value of options which have a price threshold for exercisability which is above the exercise price. The price threshold is an average closing price for the Common Stock of at least $9.00 over thirty consecutive trading days. These executives may begin exercising these options and potentially realize a portion of the value relating to these options once the price threshold is attained.

(2) These values have been calculated by subtracting the per share option exercise price from the fair market value of the underlying Common Stock. For purposes of this table, such fair market value is deemed to be the closing price of the Common Stock on the New York Stock Exchange as of December 31, 1999, which was $7.00.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering SITEL's executive compensation programs. The Committee is composed of two non-employee directors. The Committee has the responsibility for general oversight of the Company's compensation program and benefit plans. The Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries and bonuses of the executive officers. The Committee administers the stock option plans in which executive officers participate.

    COMPENSATION POLICIES

    The Company's compensation policies are designed to attract and retain highly able and motivated individuals at all levels of the Company. In addition, the compensation policies are designed to be cost effective and to treat all employees fairly. The Company's overall approach to compensation emphasizes the following: competitive salaries, significant bonuses tied to Company, business unit and individual performance, and an opportunity to build exceptional long-term value through equity participation.

    In establishing total compensation amounts, the Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as revenues, operating margin, net income, earnings per share, return on shareholders' equity, return on assets, performance against budget, and total market value. The Committee also considers the range of compensation paid by other public companies in the customer relationship management industry (including but not limited to those companies comprising the "Competitors Index" used in the Performance Graph section of this Proxy Statement) and other relevant industries. This information forms the basis for the Committee's assessment of the Company's overall performance and prospects, which underpins the Committee's establishment of total compensation ranges. The Committee also occasionally engages compensation consultants to review and make recommendations to the Committee on executive compensation programs. The Committee makes a subjective determination based upon a collective consideration of the foregoing factors and information.

    The Committee's policy is to structure compensation awards for executive officers that will be deductible without limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, where doing so will further the purposes of the Company's executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

    FACTORS AND CRITERIA OF EXECUTIVE COMPENSATION

    Executive compensation consists primarily of (1) annual compensation and
(2) long-term incentives.

    ANNUAL COMPENSATION

    Annual compensation consists of base salary and bonus. The Company seeks to have competitive base salaries. Any increases in an individual's base salary are determined primarily by individual performance and added responsibilities. Assessment of an individual's performance includes consideration of a person's impact on the Company's financial performance as well as their judgment, creativity, effectiveness in developing subordinates, and contributions to the improvement in the quality of the Company's services and operations.

    The 1999 bonus plan for executive officers provided a bonus potential ranging from 0% to 150% of base salary. The Chief Executive Officer and Chief Financial Officer's bonus potential was based solely on Company performance against predetermined earnings per share (EPS) targets and the other executive officers' bonus potential was based both on achievement of budgeted net income and predetermined personal objectives. Bonuses under the plan were calculated and payable annually after the end of the fiscal year. Since the bonus plan criteria were not met, no bonuses were paid to the executive officers for 1999.

    The 1999 bonus plan for business unit executives provided a bonus potential expressed as a percentage of the executive's base salary and based on achievement of objectives generally tied to SWW, business unit, and personal performance. Bonuses under the plan based on achieving business unit financial results were calculated and payable quarterly and the portion based on achieving other objectives was calculated and payable annually after the end of the fiscal year.

    Bonuses for 1999 were generally paid only in accordance with the bonus plans. The Committee, however, had discretion to adjust upward or downward bonus amounts computed according to any of the bonus plans. In cases of changed circumstances or extraordinary individual performance despite the 1999 bonus plan not being achieved, a judgment would be made as to the relative contributions of the executives in determining whether a bonus should nevertheless be paid.

    LONG-TERM INCENTIVES

    Stock options are a form of long-term incentive used for executive officers and other employees. This incentive emphasizes the long-term focus necessary for the Company's continued success. Stock options also promote success by aligning employee financial interests with long-term shareholder value. Stock options have traditionally been granted broadly and deeply within the Company. During 1999 options for approximately 2 million shares were granted to approximately 170 employees worldwide. As of December 31, 1999, more than 2,700 SITEL employees worldwide owned common stock or options to acquire common stock.

    The Committee adopted a new option program effective in May 1999 for employees at the five highest levels of job responsibilities within the Company. Under the option program, one-time option awards are generally granted on a semi-annual basis to employees hired or promoted to these levels during the year and performance option awards are generally granted annually following year-end, on a discretionary basis, to the top-performing employees at these levels.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The 1999 compensation of Phillip A. Clough, Chief Executive Officer, consisted principally of his base salary of $300,000 and an option award.
Mr. Clough's bonus potential for 1999 was tied to the Company's achievement of predetermined EPS targets; because these EPS targets were not met, Mr. Clough did not receive a bonus for 1999. In January 2000, Mr. Clough was awarded 125,000 options in recognition of his contributions to the Company during 1999; these options become exercisable prior to 2005 only if certain predetermined EPS targets are met for 2000 in which case all or a portion of the options would become exercisable in five annual installments beginning in 2001.

                                          SUBMITTED BY THE
                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS
                                          OF SITEL CORPORATION

                                          Bill L. Fairfield
                                          George J. Kubat

PERFORMANCE GRAPH

    The following line graph compares the yearly percentage changes in the cumulative stockholder return on the Common Stock for the period since the Company's initial public offering in June 1995 with the cumulative total return of a "Competitors Index" (computed by the Company) and with the Standard and Poors 500 Index through the year ended December 31, 1999. The comparison assumes $100 was invested on June 8, 1995 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SITEL   COMPETITORS INDEX  S&P 500
6/8/95    $100.00            $100.00  $100.00
10/31/95  $145.52            $100.00  $109.23
12/31/95  $195.78            $132.18  $115.70
12/31/96  $364.45            $236.24  $139.15
12/31/97  $233.38            $110.38  $182.29
12/31/98   $62.34            $147.03  $230.91
12/31/99  $179.03            $250.07  $275.99

    Since the Company's initial public offering, other teleservices firms have gone public. The five largest, in terms of market capitalization, were used to compute the "Competitors Index", using their period end stock prices and respective market capitalization values to appropriately weight their stock prices. The companies included in the "Competitors Index" are APAC Teleservices, Inc., West Teleservices Corporation, Sykes Enterprises, Incorporated, Teletech Holdings, Inc. and Precision Response Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, are required to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. Copies of such reports must also be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1999 its officers and directors and greater than 10% beneficial owners complied with such filing requirements, except as follows. Antoon Vanparys filed one report after the due date thereof relating to one transaction during 1999.

              RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of KPMG LLP to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2000. The same firm conducted the examination for fiscal year 1999. The stockholders are asked to approve the Board's appointment of KPMG LLP for the fiscal year ending December 31, 2000.

    A representative of KPMG LLP is expected to be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL RATIFYING THE APPOINTMENT OF KPMG LLP.

                           2001 STOCKHOLDER PROPOSALS

    The date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the 2001 Annual Meeting of Stockholders is January 5, 2001.

    The Company's bylaws set forth certain procedures which a stockholder must follow in order to nominate a director or present any other business at an annual stockholders meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company not less than one hundred twenty days prior to one year after the date of the previous year's annual meeting. Any stockholder may obtain a copy of this provision of the bylaws upon request to the Secretary of the Company.

                                 OTHER MATTERS

    Neither the Board of Directors nor management intends to bring any matter for action at the meeting other than those matters described above. If other matters or proposals should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter or proposal in accordance with their best judgment.

P R O X Y



                            SITEL CORPORATION
                       PLEASE VOTE AND SIGN BELOW
             THIS PROXY IS SOLICITED BY YOUR BOARD OF DIRECTORS
              FOR THE MAY 5, 2000 ANNUAL STOCKHOLDERS MEETING

The undersigned hereby appoints James F. Lynch and Phillip A. Clough, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as directed and permitted herein, at the annual meeting of stockholders of the Company to be held at the Hyatt Regency Baltimore, 300 Light Street, Baltimore, Maryland, on May 5, 2000 at 10:30 a.m. Eastern Daylight Savings Time, and at any postponements or adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

                                                (Address Change/Comments)

                                             --------------------------------

                                             --------------------------------

                                             --------------------------------

                                             --------------------------------
                                             (If you have written in the
                                              above space, please mark the
                                              corresponding box on the reverse
                                              side of this card.)


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION BELOW. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. IF YOU ARE FOR ITEMS 1 AND 2, YOU NEED ONLY SIGN AND DATE THIS PROXY BELOW AND RETURN IT IN THE ENVELOPE PROVIDED. (THIS PROXY IS CONTINUED ON REVERSE
SIDE).

                              FOLD AND DETACH HERE

X   PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.                                                          2984


               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                                    FOR                   WITHHOLD

                                    / /                      / /

1. Elect director-
   nominees:

   01 Kelvin C. Berens
   02 George J. Kubat


For, except vote withheld from the following nominee(s):

-------------------------------------------------------


2. Ratify appointment of KPMG LLP as independent accountants for
   2000


FOR          AGAINST          ABSTAIN


/ /            / /              / /


               MARK HERE FOR ADDRESS
                CHANGE AND MARK ON              / /
                   REVERSE SIDE



Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------------------

----------------------------------------------------------------
  SIGNATURE(S)                                  DATE



Dear Stockholder:

SITEL Corporation encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call
   1-877-PRX-VOTE (1-877-779-8683).

2. To vote over the Internet: Log onto the Internet and go to the web site [(http://www/eproxyvote.com/sww].

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.